EXHIBIT  99

For Immediate Release          CONTACT:

July 20, 2000        Alfred J. Verrecchia (Investor Relations)  401-727-5100
                     Renita E. O'Connell (Investor Relations)   401-727-5401
                     Wayne S. Charness (News Media)             401-727-5983


                  HASBRO REPORTS SECOND QUARTER RESULTS

                    CAUTIOUS OUTLOOK FOR SECOND HALF

Pawtucket, RI (July 20, 2000) - Hasbro, Inc. (NYSE:HAS) today reported second quarter results which were consistent with expectations.

     Worldwide net revenues were $778.4 million compared to $874.6 million a year ago. This approximately 11% decrease primarily reflects the anticipated decline from last year's exceptionally strong STAR WARS and FURBY shipments plus foreign currency translation. The stronger U.S. dollar reduced reported revenues by approximately $17 million, or 2%. Net earnings and diluted earnings per share were $6.5 million and $0.04, respectively, compared to $32.3 million and $0.16, respectively, a year ago. Reported earnings include spending of approximately $5 million pre-tax ($3 million after-tax), or a loss of approximately $0.02 per share in this quarter, attributable to GAMES.COM, the Company's Internet games initiative. The Company also reported second quarter Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of $95.2 million compared to $118.3 million in the second quarter of 1999.

     For the first half, worldwide net revenues were $1.552 billion compared to $1.543 billion a year ago. Net earnings and diluted earnings per share in the first half were $21.6 million and $0.12, respectively, compared to $46.1 million and $0.22 last year. First-half EBITDA was $190.6 million compared to $194.1 million last year.

     "We feel good about our performance this quarter," said Alan G. Hassenfeld, Chairman and Chief Executive Officer. "Our international business is strong, with revenues from international customers up 57% in local currencies and 50% in U.S. dollars. Core brands that performed especially well worldwide this quarter were PLAY-DOH, MONOPOLY and family board games. We benefited from significantly higher worldwide shipments of POKEMON toys and games, plus other trading card games. POO-CHI, our interactive electronic puppy, is the number one selling item in the "What's Hot" survey of TV-promoted toys and games. However, as expected, these positives were not sufficient to offset the anticipated fall-off in STAR WARS and FURBY," Hassenfeld noted.

     The Company invested approximately $4 million during the second quarter to repurchase approximately 250,000 Hasbro shares, which brings the total investment this year to approximately $367 million for approximately 21.4 million shares.


     Revenues and pre-tax operating results increased in two of the Company's three major business segments. The Games increase is primarily due to POKEMON and other trading card and role-playing games from Wizards of the Coast, acquired in September 1999, plus traditional board games. International segment revenues were unchanged in U.S. dollars but increased in local currencies, driven primarily by POKEMON toys and games, as well as other board games and TWEENIES preschool toys. In the U.S. Toys segment, higher POKEMON revenues did not fully offset lower STAR WARS revenues.

     Significant progress was made during the second quarter with GAMES.COM. "We made several key hires and are leveraging our development efforts with a combination of internal resources and best-in-class partners. We are on track for a soft launch of GAMES.COM in September," Hassenfeld explained.

     "Although our first-half performance met expectations, we face several challenges which could negatively impact our second half," Hassenfeld noted. "POKEMON is softening in the U.S. However, the release of the second movie this week - with six new GOLD and SILVER characters, plus 40 new television episodes beginning in September, Nintendo's launch of GOLD and SILVER in October, and new products may help rekindle excitement consistent with the product life cycle in Japan. While we do not expect to begin shipping GOLD and SILVER product until late this year, we do plan to ship several other exciting new POKEMON items including ACTION COMBAT FIGURES, the THINK CHIP BATTLE STADIUM and THINK CHIP figures."

     "There are also several external factors which could impact us," Hassenfeld continued, "including a worldwide shortage of electronic components. Since our new product introductions are concentrated in the second half, this shortage could impact our ability to meet customer demand. Other external challenges include continued high oil prices that impact resin and transportation costs, continuing softness in the interactive entertainment business, the relative strength of the U.S. dollar and the overall lackluster retailing environment."

     "We still look forward to introducing many new products, especially in the all-important fourth quarter," Hassenfeld added. "We are excited about the U.S. debut of ACTION MAN, MY REAL BABY, HARRY POTTER'S BERTIE BOTT'S EVERY FLAVORED BEANS, several interactive games, plus new interactive pets and lifestyle products from Tiger Electronics including SUPER POO-CHI, SHELBY, HIT CLIPS and LIGHTNING MAIL," Hassenfeld concluded.

     The Company will webcast its second quarter earnings conference call at 9:00 a.m. Eastern time today. Investors and the media are invited to listen at http://www.hasbro.com (select "Investors & Media" from the home page, then click on the webcast icon).

     Hasbro is a worldwide leader in children's and family leisure time and entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech. Both internationally and in the U.S., its PLAYSKOOL, KENNER, TONKA, ODDZON, SUPER SOAKER, MILTON BRADLEY, PARKER BROTHERS, TIGER, HASBRO INTERACTIVE, MICROPROSE, GALOOB and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.


Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate", "believe", "could", "expect", "intend", "may", "planned", "potential", "should", "will" and "would". Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the Company's ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers in a competitive product environment; economic conditions, currency fluctuations and government regulation and other actions in the various markets in which the Company operates throughout the world; the inventory policies of retailers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of the Company's Consolidation Program or alter the Company's actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and with respect to the Company's online game site initiative, technical difficulties in adapting games to online format and establishing the online game site that could delay or increase the cost of the site becoming operational; the acceptance by consumers of the games and other products and services to be offered at the site; competition from other online game sites and other game playing formats; and the fact online game revenues may not be sufficient to cover the significant advertising and other expenditures required or the support, service and product enhancement demands of online users. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

EBITDA (earnings before interest, taxes, depreciation and amortization) represents operating profit plus acquired in-process research and development, restructuring charges, depreciation and all amortization. EBITDA is not adjusted for all noncash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. Thus, EBITDA should not be considered in isolation or as a substitute for net earnings or cash provided by operating activities, each prepared in accordance with generally accepted accounting principles, when measuring Hasbro's profitability or liquidity as more fully discussed in the Company's financial statements and securities filings.

                                    # # #
                              (Tables Attached)



                                  HASBRO, INC.

                       CONSOLIDATED STATEMENTS OF EARNINGS



(Thousands of Dollars and Shares Except Per Share Data)

                                    Quarter Ended         Six Months Ended
                                  ------------------    --------------------
                                  Jul.  2,  Jun. 27,     Jul.  2,   Jun. 27,
                                    2000      1999         2000       1999
                                  --------  --------    ---------  ---------
Net Revenues                     $ 778,373   874,574   $1,551,854  1,542,972
Cost of Sales                      298,043   345,026      598,344    601,543
                                   -------   -------    ---------  ---------
Gross Profit                       480,330   529,548      953,510    941,429
Amortization                        31,928    31,918       64,784     57,844
Royalties, Research and
 Development                       135,150   179,776      261,189    291,718
Advertising                         77,732   101,274      147,091    182,358
Selling, Distribution and
 Administration                    198,974   158,368      403,710    321,649
                                   -------   -------    ---------  ---------
Operating Profit                    36,546    58,212       76,736     87,860
Interest Expense                    28,198    13,625       49,641     25,598
Other (Income) Expense, Net         (1,073)   (2,209)      (4,249)    (4,527)
                                   -------   -------    ---------  ---------
Earnings Before Income Taxes         9,421    46,796       31,344     66,789
Income Taxes                         2,921    14,507        9,717     20,705
                                   -------   -------    ---------  ---------
Net Earnings                     $   6,500   $32,289   $   21,627     46,084
                                   =======   =======    =========  =========

Per Common Share
  Net Earnings
    Basic                         $    .04       .17   $      .12        .24
                                   =======   =======    =========  =========
    Diluted                       $    .04       .16   $      .12        .22
                                   =======   =======    =========  =========

  Cash Dividends Declared         $    .06       .06   $      .12        .12
                                   =======   =======    =========  =========

Weighted Average Number of shares
  Basic                            171,621   195,330      180,925    195,614
                                   =======   =======    =========  =========
  Diluted                          172,739   207,052      181,872    205,836
                                   =======   =======    =========  ========


                                  HASBRO, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS



  (Thousands of Dollars)

                                                    Jul.  2,        Jun. 27,
                                                      2000            1999
                                                   ---------       ---------
                   Assets

  Cash and Temporary Investments                  $  188,545      $   97,765
  Accounts Receivable, Net                           573,869         843,580
  Inventories                                        508,160         433,460
  Other                                              456,279         586,115
                                                   ---------       ---------
  Total Current Assets                             1,726,853       1,960,920
  Property, Plant and Equipment, Net                 320,176         308,420
  Other Assets                                     1,968,187       1,631,797
                                                   ---------       ---------
  Total Assets                                    $4,015,216      $3,901,137
                                                   =========       =========

        Liabilities and Shareholders' Equity

  Short-term Borrowings                           $  363,375      $  823,202
  Payables and Accrued Liabilities                   881,204         786,176
                                                   ---------       ---------
  Total Current Liabilities                        1,244,579       1,609,378
  Long-term Debt                                   1,168,959         409,937
  Deferred Liabilities                                99,857          77,700
                                                   ---------       ---------
  Total Liabilities                                2,513,395       2,097,015
  Total Shareholders' Equity                       1,501,821       1,804,122
                                                   ---------       ---------
  Total Liabilities and Shareholders' Equity      $4,015,216      $3,901,137
                                                   =========       =========